EXHIBIT 99.1

Axtive Acquires National IT Firm Datatek

Dallas, Texas – February 3, 2005– Axtive Corporation (OTCBB: AXTC) today announced the signing of a definitive agreement for the acquisition of Datatek Group Corporation a subsidiary Diversified Corporate Resources, Inc. (DCRI) (OTC Pink Sheets: HIRD). Datatek is a leading Information Technology staffing services firm specializing in public sector healthcare solutions. Under the terms of the agreement, Axtive is paying $9.1 million in consideration for the Datatek assets and assuming specified liabilities. The purchase price is comprised of $4.5 million in cash and 15,333,333 shares of Axtive common stock valued at $4,600,000. The amount of cash paid at closing may be increased by up to $0.5 million based on the amount of Datatek’s accounts receivable.

Datatek, based in Phoenix, Arizona, is a nationally known contract placement firm providing IT-related staffing solutions, consulting services and project management to the financial services and health insurance industries, with a vertical knowledge base supporting Medicaid Fiscal Agents. Since founding the company in 1992, the current management team, Julia Wesley and Michael Connolly, have built a client list that includes many local and state government agencies, Fortune 500 companies, “Big-Four” accounting firms, nationally known health care systems and services vendors, as well as health insurers.

Graham C. Beachum III, President and COO of Axtive Corporation, stated, “The acquisition of Datatek marks a major event in the evolution of Axtive Corporation. This action is accretive on multiple levels in that it expands Axtive’s existing professional services capabilities in the state, local and federal government IT services sector and enables our company to become a single source provider of resources and skills for the IT projects of our expanding client base” Beachum added, “Datatek’s more than 20 customers and over 130 employees expands our growth fundamentals to over 60 professional services customers and increases our employee base to over 200.”

The acquisition is expected to close in February 2005 subject to receipt of required consents and other customary conditions to closing. In addition, the closing is subject to the following conditions: (1) Axtive must obtain at least $6.0 million of financing on satisfactory terms; (2) DCRI must redeem a minimum number of shares of its preferred stock by agreeing to exchange shares of Axtive common stock to be received in the acquisition on terms satisfactory to DCRI; and (3) the parties must provide each other with satisfactory disclosure schedules. Axtive cannot give any assurances that conditions to closing will be satisfied, including whether adequate financing can be obtained or can be obtained on terms satisfactory to Axtive. Axtive is currently in negotiations with several sources of equity or debt financing investors, but has yet to finalize the terms of the required financing.

About Axtive Corporation

Axtive Corporation (OTCBB: AXTC) is a holding company that currently provides system integration, web application development and managed hosting services to government and private sector clients in the middle market. Axtive’s five acquisitions to date have been consolidated into two business units. The larger business unit is ThinkSpark IT Professional Services; an IT services firm specializing in infrastructure assurance and availability, collaboration and enterprise architecture and professional services related to the development, implementation and integration of technology solutions from Oracle Corporation and various industry standard software products. The second business unit is ThinkSpark Web Services and Solutions, a professional services firm providing comprehensive interactive design, custom application development, online marketing and managed hosting services. More information about these Axtive businesses is available at www.axtive.com.

Forward Looking Statements

This release includes forward-looking statements, including statements concerning the growth of future revenues and earnings. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including factors detailed in the Company’s annual report on Form 10-KSB, quarterly reports on Forms 10-QSB and other Securities and Exchange Commission filings. These filings can be obtained through the SEC’s website at www.sec.gov. Axtive expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations, subsequent events or new information.

SOURCE: Axtive Corporation

Contact:

Graham C. Beachum III

(972) 560-6328

InvestorRelations@Axtive.com

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